UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

ACCELERA INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20511 Abbey Dr. Frankfort, IL	60423
(Address of principal executive offices)	(Zip Code)

(866) 866-0758

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2015, Accelera Innovations, Inc. (“we,” “us,” “our,” or the “Company”) entered into an agreement (the “Agreement”) with Separation Degrees – One, Inc. (“SDOI”), pursuant to which SDOI will provide certain services to us, including planning, marketing, and advertising relating to our business and brand. In exchange for such services, we agreed to pay SDOI an initial client setup fee of $25,000, $12,500 of which was due on August 21, 2015, and $12,500 of which is due two weeks after August 21, 2015. Upon completion of the initial client setup process, SDOI will initiate a 45 day campaign (the “45 Day Period”), and we agreed to pay $7,500 per week for the services rendered during the 45 Day Period. A total of $15,000, which covers the fees for the first two weeks of the 45 Day Period, was due on August 21, 2015. After the 45 Day Period, we agreed to pay $25,000 for each subsequent two week period that SDOI provides services to us. We also agreed to reimburse SDOI for certain out-of-pocket expenses that SDOI incurs, in conjunction with the services provided under the Agreement, subject to our prior approval of such expense. We may terminate this Agreement at any time on or after August 21, 2016, by providing notice to SDOI at least 30 days before such termination date. SDOI may terminate this Agreement at any time by providing notice to us at least 2 weeks before such termination date. The Agreement includes indemnification and confidentiality provisions that are customary of marketing agreements.

The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement by and among Accelera Innovations, Inc. and Separation Degrees – One, Inc., dated August 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERA INNOVATIONS, INC.

Date: August 27, 2015	By:	/s/ John F. Wallin
John F. Wallin
President and Chief Executive Officer